SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2010

Pamrapo Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-18014	22-2984813
(State or other Jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

611 Avenue C, Bayonne, New Jersey	07002
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 339-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2010, Pamrapo Bancorp, Inc. (the “Company” or “Pamrapo”), announced that the Company’s wholly-owned banking subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”), stipulated and consented to a Cease and Desist Order (the “Order”) issued by the Office of Thrift Supervision (the “OTS”). The Order became effective on January 21, 2010. The previously disclosed Cease and Desist Order issued by the OTS and consented to by the Bank on September 26, 2008 remains in effect.

The Order was issued as a result of matters relating to the Bank’s compliance with certain laws and regulations, and deficiencies in its operations and management. The Order requires the Bank to prepare and submit to the OTS an updated three-year business plan for calendar years 2010 to 2012, and to prepare and submit to the OTS a management plan, which, among other things, requires the Bank to retain a permanent Chief Executive Officer by March 31, 2010. The Order also requires the Bank to appoint at least three (3) new independent members to the Bank’s board of directors in the event that the sale or merger of the Bank is not completed by March 31, 2010. Pursuant to the Company’s merger agreement with BCB Bancorp, Inc. (“BCB”), the Bank already has entered into an agreement to merge with BCB Community Bank (“BCB Bank”). The Bank, pursuant to the Order, shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior permission of the OTS. The Order also requires the Bank to maintain adequate and effective internal controls and corporate governance policies, procedures and practices, including an internal audit program, an independent compliance oversight program, and an effective internal loan review program and to take certain other actions identified by the OTS in the Order. The Bank has already begun to implement several initiatives to enhance, among other things, its management and corporate governance in accordance with the requirements of the Order.

The description of the Order set forth in this Item 1.01 is qualified in its entirety by reference to the Order and Stipulation and Consent to Issuance of Order to Cease and Desist, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein in their entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2010, the Bank announced that it entered into an agreement on January 22, 2010 with Mr. Fred G. Kowal to become a Senior Management Advisor/Consultant (the “Agreement”). Mr. Kowal will begin as a Senior Management Advisor/Consultant on January 25, 2010 and will report directly to the board of directors of the Bank. Mr. Kowal entered into the Agreement for a minimum of eight (8) weeks (the “Term”) and will be paid forty thousand dollars ($40,000) for the entire Term. If the merger between the Bank and BCB Bank (the “Merger”) is consummated during the Term, Mr. Kowal’s responsibilities will cease and he will be paid the balance of the salary for the Term on the date of the consummation of the Merger. If the Merger is not consummated at the end of the Term, Mr. Kowal’s contract will be renewed on a week-to-week basis with a salary of five thousand dollars ($5,000) per week. If for some reason the Merger is not consummated, his contract will be renegotiated.

Mr. Kowal, 57, was the President and Chief Operating Officer of American Bancorp of New Jersey, Inc., a federally chartered financial institution. He joined American Bancorp in 2005. From 2001 to 2004, Mr. Kowal served as Chairman of the Board and Chief Executive Officer of Warwick Community Bancorp, Inc. in Warwick, New York and previously served as Executive Vice President and Vice Chairman.

Item 8.01	Other Events

Loan Litigation

As previously reported, the Bank’s largest non-accruing commercial loan of $1.9 million is to a local hospital. In October 2006, $1.0 million of the total $3.0 million due on the loan was paid and the remaining contractual balance of approximately $1.9 million was secured by a mortgage on real estate. The $1.9 million was due on June 1, 2007. As of December 31, 2009, the $1.9 million loan balance had not been paid. The repayment of the loan is subject to bankruptcy proceedings. In September 2008, the creditor’s committee for the hospital filed a complaint against the Bank seeking to recover the $1.0 million previously paid on the loan and to set aside the mortgage securing the $1.9 million still owed to the Bank, charging that the payment and the mortgage were “avoidable preferences.”

On June 9, 2009, the Liquidating Trustee for the hospital (who was substituted for the creditor’s committee for the hospital, as plaintiff) filed a motion providing for an auction sale of the two mortgaged properties to be sold free and clear of all liens, with liens to attach to the proceeds of sale. The Bank did not oppose the motion and the auction sale was held at a hearing on July 20, 2009. The U.S. Bankruptcy Court for the District of New Jersey, by orders dated July 23, 2009, approved separate bids to acquire the properties for a total of $1.6 million. The closings took place on August 5, 2009 and August 6, 2009, respectively. Net proceeds of the sale, after deducting taxes, real estate commissions and other closing costs, were approximately $1.5 million.

In November 2009, the parties in the litigation filed motions for summary judgment. On December 29, 2009, the Bankruptcy Court ruled in favor of the Bank and against the creditor’s committee motion to recover from the Bank the $1.0 million previously paid on the loan in October 2006. On that same date, the Court also ruled in favor of the Liquidating Trustee on the mortgage, ruling that the Bank does not have a security interest in the property. As a result, the Bank is deemed an unsecured creditor with a lower priority in the future distribution from the Liquidating Trustee, who will be entitled to the sum of approximately $1.5 million, which is currently held in escrow, along with other funds that are being held by the Liquidating Trustee pending the resolution of the bankruptcy proceedings. The Liquidating Trustee will distribute such funds, including the Bank’s proportion of its $1.9 million claim, at a yet to be determined date.

The Bank’s carrying value of the loan as of December 31, 2009 was $941,000. Based on the fact that the Bank is deemed an unsecured creditor with a lower priority in the future distribution from the Liquidating Trustee, the Company’s board of directors decided on January 20, 2010 to write off the remaining loan balance of $941,000 as of December 31, 2009.

Credit Restrictions

The Bank recently was informed by the Federal Home Loan Bank of New York (the “FHLBNY”) about its decision to impose certain restrictions on the Bank’s credit activities. The Bank now is only able to do short term borrowings (30 days or less) and its eligibility to sell mortgage loans into the Mortgage Partnership Finance (“MPF”) Program has been suspended pending a determination by the FHLBNY that the Bank again meets the eligibility requirements for participation in the MPF Program. The Bank’s line of credit with the FHLBNY has not been reduced.

The Bank also recently was informed by the Federal Reserve Bank of New York (“FRBNY”) that the Bank (i) no longer qualifies for uncollateralized daylight credit, (ii) is no longer eligible to borrow under the FRBNY Discount Window’s primary credit program, rather requests to borrow at the Window will be considered under the secondary credit program and granted on an overnight basis, and (iii) is now required to prefund its Automated Clearing House credit originations.

Forward-Looking Statements

This Form 8-K contains certain forward-looking statements. These statements speak only as of the date they are made. The company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Pamrapo and BCB, increased competitive pressures, the outcome of the stockholder litigation, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Pamrapo is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Pamrapo files with the Securities and Exchange Commission (the “SEC”).

Additional Information about the Merger and Where to Find It

Pamrapo and BCB filed with the SEC a joint proxy statement/prospectus regarding the proposed merger on November 12, 2009, which is part of a Registration Statement on Form S-4 (File No. 333-162433) that was declared effective by the SEC on November 6, 2009. Pamrapo filed a supplement to the joint proxy statement/prospectus on January 11, 2010. STOCKHOLDERS ARE ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE SUPPLEMENT, AS WELL AS ANY OTHER RELEVANT

DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The joint proxy statement/prospectus was mailed to stockholders of Pamrapo and BCB on or about November 16, 2009 and the supplement was mailed to Pamrapo stockholders on or about January 11, 2010. Stockholders may also obtain the supplement, the joint proxy statement/prospectus and other documents that are filed by Pamrapo and BCB with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, stockholders may obtain free copies of the documents filed by the companies with the SEC by written request directed to the Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002 or by visiting the BCB website at www.bcbbancorp.com, with respect to documents filed by BCB, and by written request directed to the Secretary, Pamrapo Bancorp, Inc., 611 Avenue C, Bayonne, New Jersey 07002 or by visiting the Pamrapo website at www.pamrapo.com, with respect to documents filed by Pamrapo.

Pamrapo and BCB, and their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed merger. Information regarding Pamrapo and BCB’s directors and executive officers and their interests is set forth in the joint proxy statement/prospectus.

Read the joint proxy statement/prospectus and the supplement carefully before making a decision concerning the merger.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Order to Cease and Desist, Order No. NE-10-02, effective January 21, 2010

Exhibit 99.2	Stipulation and Consent to Issuance of Order to Cease and Desist, Order No. NE-10-02, effective January 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAMRAPO BANCORP, INC.

Date: January 22, 2010

	By:	/s/ KENNETH D. WALTER
Kenneth D. Walter
Vice President, Treasurer and Chief Financial Officer, and Interim President and Chief Executive Officer